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                                  EXHIBIT 11.1

                           SONUS PHARMACEUTICALS, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                 THREE MONTHS ENDED
                                                      MARCH 31,
                                            -----------------------------
BASIC EARNINGS PER SHARE:                      1998               1997
                                            -----------       -----------
Net income (loss) ....................      $(3,266,692)      $ 1,356,187


Weighted average common shares .......        8,612,923         8,531,352


   Basic earnings per share ..........      $     (0.38)      $      0.16


DILUTED EARNINGS PER SHARE:


Net income (loss) ....................      $(3,266,692)      $ 1,356,187


Weighted average common shares - basic        8,612,923         8,531,352

Dilutive potential common shares .....               --           965,730
                                            -----------       -----------

   Total .............................        8,612,923         9,497,082
                                            ===========       ===========


   Diluted earnings per share ........      $     (0.38)      $      0.14


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